Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of June 16, 2016, amends that certain Asset Purchase Agreement, dated as of June 11, 2016 (the “Agreement”), by and among HS Infusion Holdings, Inc., a Delaware corporation (the “Company”), the direct and indirect Subsidiaries of the Company signatories thereto, BioScrip, Inc., a Delaware corporation (“Parent”), and HomeChoice Partners, Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not defined herein shall have the respective meaning ascribed thereto in the Agreement.

WHEREAS, the parties hereto have previously executed and delivered the Agreement;

WHEREAS, Section 13.6 of the Agreement provides that the Agreement may be amended, supplemented, altered or modified at any time only by a written instrument duly executed by the Company and the Buyer Parties; and

WHEREAS, the Company and the Buyer Parties wish to amend the Agreement in the manner set forth herein.

NOW, THEREFORE, in connection with the Agreement, the transactions contemplated thereunder and the terms hereof, and in accordance with Section 13.6 of the Agreement, the parties hereto agree as follows:

1.             Amendments to Section 1.1. Section 1.1 of the Agreement shall be amended as follows:

(a)           The definition of “Equity Offering” shall be amended to revise the words “One Hundred Million Dollars ($100,000,000.00)” therein to “Seventy Million Dollars ($70,000,000.00).”

(b)           The definition of “Escrow Amount” shall be amended to revise the words “Ten Million Dollars ($10,000,000.00)” therein to “Five Million Dollars ($5,000,000.00) of shares of Parent Common Stock of the Closing Equity Consideration.”

2.             Amendment to Section 4.1. Section 4.1 of the Agreement is hereby amended and restated in its entirety as follows:

“4.1         Purchase Price. The aggregate consideration to be paid by Buyer to the designee(s) of the Company for the sale of the Acquired Assets shall be equal to the Cash Consideration (as defined below), plus the Equity Consideration (as defined below) (such aggregate consideration, together with the assumption of the Assumed Liabilities, the “Purchase Price”).

4.1.1         Cash Consideration. The cash portion of the Purchase Price (the “Cash Consideration”) shall be an amount equal to Sixty Seven Million Five Hundred Thousand Dollars ($67,500,000.00) plus or minus the Net Working Capital Adjustment Amount.

4.1.2         Equity Consideration. The equity portion of the Purchase Price shall consist of (a) the number of shares of Parent Common Stock equal to the quotient of Five Million Dollars ($7,500,000.00), divided by the price per share of Parent Common Stock issued pursuant to the Equity Offering (the “Closing Equity Consideration”) and (b) the right to receive restricted Parent Common Stock contributed from Parent to Buyer and paid over by Buyer to the Company or the appropriate Company Subsidiary or Company Subsidiaries as set forth on Schedule 4.7 in two tranches (Tranche A and Tranche B) (the “RSUs” and, together with the Closing Equity Consideration, the “Equity Consideration”) subject to the achievement of the financial contingencies described in Section 4.4 and Section 4.5. The aggregate number of RSUs in each tranche shall be as follows:

(i)           The number of shares of Parent Common Stock in Tranche A will be equal to the quotient of Twelve Million Three Hundred Seventy Five Thousand Dollars ($12,375,000.00), divided by Four Dollars ($4.00).

(ii)          The number of shares of Parent Common Stock in Tranche B will be equal to the quotient of Twenty Million Dollars ($20,000,000.00), divided by Five Dollars ($5.00).

The shares of Parent Common Stock subject to RSUs shall be subject to the payment conditions described in Sections 4.4 and 4.5 below.”

3.             Amendment to Section 4.3. The last sentence of Section 4.3 of the Agreement shall be amended and restated in its entirety as follows: “If the amount of the Net Working Capital Adjustment Amount based on the final, binding and non-appealable determination of the Net Working Capital Adjustment Amount in accordance with this Section 4.3 is less than the estimated Net Working Capital Adjustment Amount set forth in the Closing Certificate, then, at the Company’s option, either (i) Buyer and the Company shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver promptly to Buyer or its designee an amount equal to the amount of such shortfall in shares of Parent Common Stock valued at their Fair Market Value or (ii) the Company shall pay to the Buyer the amount of such shortfall in cash; provided, that in no circumstances shall Buyer be entitled to recover any amount in excess of the amount of the Escrow Fund.

4.             Amendment to Section 7.5. Section 7.5 of the Agreement shall be amended and restated in its entirety to read as follows: “Parent shall have closed on the Equity Offering with gross proceeds of not less than Seventy Million Dollars ($70,000,000.00) raised.”

5.             Amendment to Section 11.3.3(ii). Section 11.3.3(ii) of the Agreement shall be amended and restated in its entirety as follows: “The Company and its Subsidiaries will not have any liability under Sections 11.1.1 (other than in respect of the Specified Representations) or 11.1.2 in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) and the sole recourse of the Buyer Indemnified Parties in respect of such claims shall be first to the Escrow Fund and thereafter, as to any remaining Losses (up to the aforementioned cap), fifty percent (50%) of such remaining Losses shall be offset against any shares of Parent Common Stock subject to the Tranche A RSUs and fifty percent (50%) of such remaining Losses shall be offset against any shares of Parent Common Stock subject to the Tranche B RSUs, which shares, if vested, shall be valued at Fair Market Value and, if unvested, shall be valued at $4.00 in the case of Tranche A RSUs and $5.00 in the case of Tranche B RSUs).”

6.             Amendment to Escrow Agreement. The parties acknowledge and agree that prior to the Closing, the Escrow Agreement attached to the Agreement as Exhibit 1.2 shall be amended, as mutually agreed by the Company and Buyer, to reflect the changes set forth in this Amendment, including changing the Escrow Agent therein.

7.             Effect of the Amendment. Each party acknowledges that this Amendment constitutes an amendment to the Agreement as contemplated by Section 13.6 of the Agreement. On or after the date hereof, any reference to the Agreement shall constitute a reference to the Agreement as amended hereby. Except as expressly modified or amended hereby, all terms and provisions of the Agreement shall continue in full force and effect.

8.             Governing Law. The parties specifically agree that this Amendment and any dispute hereunder, whether in law or in equity, whether in contract or in tort, by statute or otherwise, shall in all respects be interpreted, read construed and governed by the internal laws of the State of Delaware, exclusive of its conflicts of law rules.

9.             Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties to this Amendment may deliver their executed counterparts by facsimile or other electronic means.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first written above.

PARENT: BioScrip, Inc., a Delaware corporation

By:	/s/ Richard M. Smith
Printed Name:	Richard M. Smith
Its:	Chairman and CEO

BUYER: HomeChoice Partners, Inc., a Delaware corporation

By:	/s/ Richard M. Smith
Printed Name:	Richard M. Smith
Its:	Chairman and CEO

COMPANY: HS Infusion Holdings, Inc., a Delaware corporation

By:	/s/ Daniel Greenleaf
Printed Name:	Daniel Greenleaf
Its:	Chairman and CEO

[Signature page to Amendment No. 1 to Asset Purchase Agreement]